Exhibit 99

175 Ghent Road
Fairlawn, Ohio 44333
www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER 2007

EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.08 VERSUS A

LOSS OF $0.02 PER SHARE FOR THE FOURTH QUARTER OF 2006

•	Net sales increased $19.5 million or 11.1% versus fourth quarter 2006

•	Earnings per share of $0.09 versus $0.41 for the fourth quarter 2006 including $0.01 and $0.43 per share, respectively, from the divestiture of a business

•	Income from continuing operations of $3.4 million versus a loss of $0.7 million in the fourth quarter of 2006

•	Debt reduction of $9.7 million in the quarter

•	First quarter 2008 acquired remaining interest in Asian Joint Ventures

FAIRLAWN, OHIO, January 14, 2008 - OMNOVA Solutions Inc. (NYSE: OMN) today reported income from continuing operations of $3.4 million, or $0.08 per diluted share, for the fourth quarter of 2007, compared to a loss from continuing operations of $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2006. Fourth quarter 2007 net income was $3.7 million, or $0.09 per diluted share, compared to net income of $17.0 million, or $0.41 per diluted share, for the fourth quarter of 2006. Included in the fourth quarter of 2006 is a gain of $18.2 million, or $0.43 per share related to the divestiture of the Building Products business. Net sales increased $19.5 million, to $195.9 million, for the fourth quarter of 2007 as compared to $176.4 million

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OMNOVA Add 1

during the same period a year ago. Contributing to the sales increase in the fourth quarter of 2007 were improved unit volumes of $18.3 million and positive foreign exchange translation of $1.6 million partially offset by unfavorable pricing of $0.4 million. Gross profit decreased to $36.3 million, with a gross profit margin of 18.5% in the fourth quarter of 2007 as compared to $37.0 million, with a gross profit margin of 21.0% in the fourth quarter of 2006. Cost of goods sold for the fourth quarter of 2007 increased $20.2 million, to $159.6 million, versus the same quarter last year. The increase was driven by increased volume of $18.6 million, higher raw material costs of $1.8 million, higher transportation costs of $0.9 million, lower income from decreases in LIFO inventory reserves of $1.5 million, partially offset by $3.1 million of lower manufacturing costs.

“We are encouraged by the year-over-year earnings expansion overall, as well as the sales and volume growth in both Performance Chemicals and Decorative Products, despite what continues to be a challenging operating and economic environment,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Continued raw material inflation and higher transportation costs during the quarter put downward pressure on gross profits. We will continue aggressive actions to mitigate these higher costs through productivity and pricing initiatives. Despite the difficult environment, we have increased market share across many product lines, lowered our cost structure — particularly SG&A expenses — and enhanced the Company’s global capabilities. Further, on January 7, 2008, we announced our acquisition of the remaining minority interest in our China and Thailand decorative products joint ventures which will better position us in the fast growing Asian markets, as well as enhance our competitive position in North America and Europe.”

Selling, general and administrative expense in the fourth quarter of 2007 decreased $2.2 million to $24.6 million, or 12.6% of sales, despite new business planning system implementation costs of $0.3 million. This compares to $26.8 million, or 15.2% of net sales, in the fourth quarter of 2006. The Company’s Asian joint ventures operated at breakeven in the quarter, versus $0.2 million of earnings in the fourth quarter of last year. Improved results in China were partially offset by lower operating profit in Thailand.

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OMNOVA Add 2

Interest expense decreased $1.7 million, to $3.1 million, for the fourth quarter of 2007 as compared to $4.8 million for the same period a year ago, due to lower average debt and lower average interest rates. Total debt at the end of the fourth quarter of 2007 was $149.9 million, down $9.7 million from the third quarter of 2007, and $15.1 million lower than the fourth quarter of 2006, while Net Debt was $143.2 million at the end of the fourth quarter of 2007. Debt at the end of the fourth quarter of 2007 included $149.2 million from the Company’s term loan facility maturing in 2014 and $0.7 million borrowed under the Company’s revolving asset-based credit facility maturing in 2012, with $73.6 million unused and available under this line at November 30, 2007. The weighted average cost of borrowing as of November 30, 2007 was 7.5%, a significant improvement from the average rate of 10.8% during fiscal year 2006.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $13.3 million for the fourth quarter of 2007 versus $10.1 million for the fourth quarter of 2006. EBITDA for the year ended November 30, 2007 was $48.9 million, versus $49.0 million for the year ended November 30, 2006. OMNOVA’s leverage ratio of Net Debt to EBITDA was 2.9 at November 30, 2007 and 2.6 at November 30, 2006. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Results for the Fiscal Year Ending November 30, 2007 - Net sales increased $46.4 million in 2007 to $745.5 million as compared to $699.1 million in 2006. The Company’s Performance Chemicals business segment revenue increased by 7.6% while the Decorative Products business segment revenue increased 4.9%. Contributing to the sales increase in 2007 were improved volumes of $27.9 million, sales price increases of $11.6 million and favorable foreign exchange translation of $6.9 million.

Gross profit in 2007 was $140.5 million with a gross profit margin of 18.8% compared to gross margin of $149.9 million and a gross profit margin of 21.4% in 2006. Cost of goods sold for 2007 increased $55.8 million to $605.0 million, compared to the same period last year driven by higher raw material costs of $18.6 million, manufacturing costs of $33.2 million related to the increased volumes and higher transportation costs of $4.0 million.

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OMNOVA Add 3

Selling, general & administrative expenses of $99.1 million in 2007 were $6.5 million, or 6.2%, lower than 2006. The decease in 2007 was primarily due to lower employee and professional service costs of $2.9 million, lower supplies and utility costs of $1.0 million and other cost reductions of $2.6 million.

Interest expense of $15.7 million in 2007 was $4.6 million lower than 2006 primarily due to lower debt levels and lower interest rates as a result of the Company’s debt refinancing in May 2007.

Equity earnings in affiliates were $1.2 million in 2007, compared to $2.3 million in 2006. The decrease in 2007 was primarily due to higher raw material costs in Asia and one time start-up costs for a new plant in China.

The Company had a loss from continuing operations of $7.0 million, or $0.17 per diluted share, and a net loss of $6.7 million, or $0.16 per diluted share, in 2007 compared to income from continuing operations in 2006 of $3.2 million, or $0.08 per diluted share and net income of $21.3 million, or $0.51 per diluted share. Included in 2007 are debt redemption costs of $12.4 million, restructuring and severance costs of $1.0 million partially offset by a gain of $0.7 million on the sale of an office building and an adjustment to discontinued operations of $0.3 million. Included in 2006 net income are restructuring and severance costs of $1.3 million and asset impairments of $1.1 million, and a gain on the sale of the Building Products business, classified as discontinued operations of $18.2 million. No domestic tax provision was provided in either 2007 or 2006 due to the net loss in 2007 and the utilization of the Company’s net operating loss carryforwards in 2006. Accumulated Other Comprehensive Loss in Shareholder’s Equity improved $20.7 million, primarily from the Company’s actuarial improvement in employee benefit plans of $19.8 million and foreign currency translation gains of $3.4 million, partially offset by the unrecognized loss on an interest rate swap arrangement of $2.5 million.

Performance Chemicals - Net sales during the fourth quarter of 2007 increased 13.6% to $126.4 million versus $111.3 million in the fourth quarter of 2006, driven by volume increases of $16.0 million and favorable foreign exchange translation of $0.4 million partially offset by lower selling prices of $1.3 million. Segment operating profit was $6.5 million for the fourth quarter of 2007, down from $7.4 million for the fourth quarter of 2006. The year-over-year operating profit decline was attributable to $2.1 million of higher raw material costs, $1.3 million of lower pricing, $0.7 million of higher transportation costs, and lower income from decreases in LIFO inventory reserves of $1.5 million. These were partially offset by additional profit of $1.8 million on the

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OMNOVA Add 4

higher volume plus $1.8 million lower manufacturing and SG&A costs due to LEAN SixSigma initiatives and OMNOVA’s SAP business planning system, and a $0.7 million gain on the sale of an administration building. The segment’s operating profit for the fourth quarter of 2006 included charges of $0.4 million related to restructuring and severance actions. Near record-high prices for styrene and butadiene continued in the fourth quarter of 2007, while two key raw materials, vinyl acetate monomer and acrylates, were in short supply and on industry-wide allocation during the quarter. Segment operating profit margin was 5.1% for the fourth quarter of 2007 as compared to 6.6% for the fourth quarter of 2006. Pounds produced per employee increased over 12% during 2007.

During the fourth quarter, volumes in paper chemicals increased year-over-year and above industry trends, driven by volume wins and trialing activities with industry-leading paper and paperboard producers utilizing the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. In carpet chemicals, the Company experienced modest volume improvement, the first since the second quarter of 2006, versus a very weak fourth quarter of 2006, as carpet industry volumes stabilized and the Company’s market share increased. Volumes in specialty chemicals were up, led by increases in industrial coatings and tape applications. Raw material input costs continue to increase, with oil prices having reached a high of $100 per barrel. Price increases of 4% were implemented in December on carpet chemical products.

Decorative Products - Net sales were $69.5 million during the fourth quarter of 2007, an increase of $4.4 million or 6.8% versus the fourth quarter of 2006. The sales increase was due to higher volumes of $2.3 million, favorable foreign exchange translation of $1.2 million, and higher pricing of $0.9 million. Segment operating profit was $2.9 million for the fourth quarter of 2007 as compared to segment operating profit of $0.6 million for the fourth quarter of 2006, or an increase of $2.3 million. Key factors impacting the fourth quarter 2007 operating profit improvement were higher pricing of $0.9 million, $0.8 million income on higher volumes and $1.3 million of lower restructuring, severance and asset impairment charges, partially offset by higher transportation and utility expenses of $0.3 million and lower earnings from the Company’s joint ventures of $0.2 million. Segment operating margin was 4.2% for the fourth quarter of 2007 as compared to 0.9% for the fourth quarter of 2006. The segment’s operating profit for the fourth quarter of 2007 included charges of $0.5 million

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OMNOVA Add 5

related to restructuring and severance actions, while the fourth quarter of 2006 included charges of $0.7 million related to restructuring and severance actions and $1.1 million for intangible and asset impairment charges.

During the quarter, domestic contract interiors, decorative laminates and Muraspec U.K. wallcoverings all achieved year-over-year sales growth despite several weak end-use markets, while coated fabrics was down year-over-year. The Company believes that Decorative Products has gained market share across most end uses, as full year fiscal sales improved 4.9%, while consolidated end-use markets declined an estimated 2% to 4%. In contract interiors, year-end backlog was the highest of the year, and sales for digital mural products were up double digit, year-over-year. In coated fabrics, the Company secured additional marine seating and trim business customers with volume potential of $4 million per year. Price increases of 4% to 6% were implemented during the fourth quarter as well as December 2007 across most product lines to address rising raw material prices, especially polyvinyl chloride (PVC) resin and plasticizer.

On January 7, 2008, the Company announced the completion of the acquisition of the remaining 49.9% ownership of its joint venture companies in China and Thailand for $28 million in cash and a contingent payment of $2.0 million based on the achievement of certain 2008 financial results.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 15, 2008, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, January 22, 2008. A telephone replay will also be available beginning at 2:30 p.m. ET on January 15, 2008, and ending at 11:59 p.m. ET on January 22, 2008. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 902413.

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	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2007	2006	2007	2006
Segment Sales:
Performance Chemicals	$126.4	$111.3	$475.3	$441.6
Decorative Products	69.5	65.1	270.2	257.5

Consolidated Net Sales	$195.9	$176.4	$745.5	$699.1

Segment Operating Profit: (1) (2)
Performance Chemicals	$6.5	$7.4	$23.8	$29.7
Decorative Products	2.9	.6	8.6	9.0
Interest expense	(3.1)	(4.8)	(15.7)	(20.3)
Corporate expense	(2.8)	(3.9)	(11.2)	(15.1)
Debt redemption expense	—	—	(12.4)	—

Income (Loss) From Continuing Operations Before Income Taxes	$3.5	$(.7)	$(6.9)	$3.3

Capital expenditures	$5.9	$4.7	$16.2	$13.0

[1]

Segment operating profit for the 4th quarter of 2007 and 2006 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the 4th quarter of 2007 restructuring and severance charges of $0.5 million and a gain on the sale of a building of $0.7 million, and for the fourth quarter of 2006 trademark and asset impairment charges of $1.1 million and restructuring and severance charges of $1.1 million. Management excludes these items when evaluating the results of the Company’s segments.

[2]

Segment operating profit for the years ended November 30, 2007 and 2006 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the full year of 2007 restructuring and severance charges of $0.8 million and a gain on the sale of a building of $0.7 million, and for the full year of 2006 trademark and asset impairment charges of $1.1 million and restructuring and severance charges of $1.1 million. Management excludes these items when evaluating the results of the Company’s segment.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions) Reconciliation of income (loss) from continuing operations to EBITDA	Three Months Ended November 30,		Year Ended November 30,
	2007	2006	2007	2006
Income (loss) from continuing operations	$3.4	$(.7)	$(7.0)	$3.2
Interest	3.1	4.8	15.7	20.3
Taxes	.1	—	.1	.1
Depreciation and amortization	5.0	4.3	20.1	20.2
Amortization of deferred financing costs	.2	.2	.8	1.0
Net earnings of joint ventures less cash dividends	—	.3	(1.2)	(1.8)
Net earnings of foreign subsidiaries less cash dividends	.6	(.5)	—	(1.5)
Loss on debt transactions	—	—	12.4	—
Gains or losses on sale of disposal of capital assets	(.6)	.2	(.4)	.2
Non-cash income or expense for pension plans	1.5	1.4	6.2	5.4
Gain or loss on change in LIFO reserve	(1.0)	(2.5)	(.9)	(2.2)
Non-cash charge for 401(k) company match	.5	.6	2.1	2.1
Restructuring, severance and non-recurring charges	.5	2.0	1.0	2.0

EBITDA	$13.3	$10.1	$48.9	$49.0

Reconciliation of total debt to Net Debt	November 30, 2007	November 30, 2006
Total debt	$149.9	$165.0
Letters of credit and interest rate swaps	5.9	3.5
Cash and cash equivalents	(12.6)	(26.4)
Restricted cash	—	(12.3)

Net Debt	$143.2	$129.8

OMNOVA Add 8

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions

OMNOVA Add 9

used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2007 sales of approximately $746 million and a 2007 workforce of 1,640 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended November 30,		Year Ended November 30,
	2007	2006	2007	2006
Net Sales	$195.9	$176.4	$745.5	$699.1
Costs and Expenses
Cost of goods sold	159.6	139.4	605.0	549.2
Selling, general and administrative	24.6	26.8	99.1	105.6
Depreciation and amortization	5.2	4.5	20.9	21.2
Indefinite-lived trademark impairment	—	1.0	—	1.0
Fixed asset impairment	—	.1	—	.1
Restructuring and severance	.5	1.3	1.0	1.3
Interest expense	3.1	4.8	15.7	20.3
Equity earnings in affiliates, net	—	(.2)	(1.2)	(2.3)
Debt redemption expense	—	—	12.4	—
Other expense (income), net	(.6)	(.6)	(.5)	(.6)

	192.4	177.1	752.4	695.8

Income (Loss) From Continuing Operations Before Income Taxes	3.5	(.7)	(6.9)	3.3
Income tax expense	.1	—	.1	.1

Income (loss) from continuing operations	3.4	(.7)	(7.0)	3.2
Discontinued operation, net of tax:
Income (loss) from operations	.3	(.5)	.3	(.1)
Gain on sale	—	18.2	—	18.2

Total discontinued operations	.3	17.7	.3	18.1

Net Income (Loss)	$3.7	$17.0	$(6.7)	$21.3

Basic Income (Loss) Per Share
Income (loss) from continuing operations	$.08	$(.02)	$(.17)	$.08
Income from discontinued operations	.01	.43	.01	.44

Net income (loss) per share	$.09	$.41	$(.16)	$.52

Diluted Income (Loss) Per Share
Income (loss) from continuing operations	$.08	$(.02)	$(.17)	$.08
Income from discontinued operations	.01	.43	.01	.43

Net income (loss) per share	$.09	$.41	$(.16)	$.51

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in Millions, Except Per Share Amounts)

	November 30, 2007	November 30, 2006
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$12.6	$26.4
Accounts receivable, net	102.2	94.4
Inventories	30.6	33.4
Deferred income taxes	—	.3
Prepaid expenses and other	3.1	3.3

Total Current Assets	148.5	157.8

Restricted cash	—	12.3
Property, plant and equipment, net	135.8	138.5
Trademarks and other intangible assets, net	4.2	5.7
Investments in joint ventures	22.2	19.1
Prepaid pension asset	9.8	—
Deferred income taxes	1.7	—
Other assets	4.2	5.5

Total Assets	$326.4	$338.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$3.8	$—
Accounts payable	62.0	58.2
Accrued payroll and personal property taxes	14.2	14.2
Accrued interest	.1	9.3
Employee benefit obligations	3.3	5.1
Deferred income taxes	1.7	—
Other current liabilities	5.2	6.7

Total Current Liabilities	90.3	93.5

Long-term debt	146.1	165.0
Postretirement benefits other than pensions	11.0	17.1
Pension liabilities	2.4	3.0
Deferred income taxes	—	.3
Other liabilities	11.3	11.5

Total liabilities	261.1	290.4

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.4 million and 43.1 million shares issued at November 30, 2007 and 2006, respectively	4.3	4.3
Additional contributed capital	314.9	313.8
Retained deficit	(243.3)	(236.6)
Treasury stock at cost; .8 million and 1.1 million shares at November 30, 2007 and 2006	(6.7)	(8.4)
Accumulated other comprehensive loss	(3.9)	(24.6)

Total Shareholders’ Equity	65.3	48.5

Total Liabilities and Shareholders’ Equity	$326.4	$338.9